Aradyme Issues Letter to Shareholders

OREM, Utah-August 17, 2005-Aradyme Corporation (OTCBB: ADYE), a data management company, today released the following letter to shareholders from James R. Spencer, CEO of Aradyme, which outlines the company's recent progress and future plans:

Dear Valued Shareholder:

Thank you for your continued support of Aradyme. We appreciate the trust and confidence you have shown in us. When I last wrote to you in April 2004, we had just obtained sufficient financing to begin expanding our capabilities, were in the process of developing a few custom applications for customers, and had just completed the first phase of our two-year contract with the state of Utah (our first data migration contract).

Since that time, we have successfully executed on several business strategies that have resulted in improved financial results, new contract wins, and a series of strategic relationships that are paving the way for Aradyme to realize its full potential. All of these successes are positive reinforcements of our business strategies and represent initial market recognition of the value that our innovative database management system has to offer. We attribute all of the progress we have made to the support of our shareholders, and the high caliber of our employees and the countless hours they have worked to help get us to where we are today. Below are some of the highlights:

Improved Financial Results -- In May 2005, we reported our first quarter of substantial revenue by announcing second quarter fiscal 2005 revenues of $229,299, compared to prior quarter revenue of $26,800, and prior year second quarter revenue of $2,933. This revenue represents a 755% increase over the prior quarter, commensurate with the Company's commercialization of its data management solutions.

We followed that up on Friday, August 12, 2005, by announcing third quarter fiscal 2005 revenues of $552,671, compared to prior quarter revenue of $229,299 (i.e. revenue 241% of prior quarter), and compared to prior year third quarter revenue of $7,920. Revenue for the nine months ended June 30, 2005 grew over 2800% to $808.8 thousand compared to revenue of $27.9 thousand for the same period last year. (For additional information on Aradyme's financials, please read our quarterly report on Form 10-QSB that was filed on August 11, 2005.)

Although we are still emerging from our development stage, our sights continue to be set on achieving profitability, and we hope to make the full transition to our commerce phase over the next several quarters. Our sales pipeline continues to expand as we continue to demonstrate the value of our technologies, methodologies and experience.

We anticipate that the Company will continue to realize revenue from existing contracts over the next several quarters. That said, since our revenue is dependent on the progress we make on individual contracts that are subject to schedules determined by the end customer, we are eager to expand our core customer and strategic alliance base to minimize the level of influence that individual contracts have on our results of operations for any particular quarter.

We recognize a need to strengthen our balance sheet, and are actively working to raise the capital needed to make the full transition to our commerce phase; allowing us to take advantage of the enormous opportunities in data migration and data integration.

Strategic Alliances -- We have actively pursued and secured a series of contracts with several companies and systems integrators including Accenture LLP (NYSE: ACN), Covansys (Nasdaq: CVNS), MAXIMUS, Inc. (NYSE: MMS), PCC Technology Group, and Unisys (NYSE: UIS). Because of the initial success we have had with these alliances, we have been asked to bid on a broader scope of projects with current and new alliances that see the value of our next-generation technologies, our people, and our new approaches to solving complex data management problems.

Although our initial work with our strategic alliances has centered on voter registration in order to capitalize on opportunities driven by federally mandated deadlines pertaining to the Help America Vote Act of 2002 (HAVA), we are now actively bidding with them on additional data migration and data integration projects in areas such as motor vehicle registration, retirement benefits, department of corrections-offender management, educational reform systems ("No Child Left Behind"), and other government database needs.

New Contract Wins -- Since November 2004, we have secured additional contracts to provide our data migration solutions to the states of Colorado, Idaho, Maine, Missouri, Nevada, New Hampshire, New Jersey, Wisconsin and the Commonwealth of Virginia.

We have also begun pursuing data migration and data integration/middleware opportunities in the private sectors of energy/utility, customer relationship management, and enterprise resource planning. In May 2005, we secured a contract as the prime data migration solution provider for ista, the worldwide market leader for the submetering and billing of water and energy. This contract, which represents Aradyme's entry into the energy/utility market, illustrates just one of the many ways in which Aradyme's technology can be applied to other private sector markets.

Because of the strength of our technologies and the success we have had with our strategic alliances, we believe we are now well poised and positioned to secure a number of significant contracts in the months ahead.

New Technologies -- Throughout the course of this year, we introduced a series of innovative technologies that have greatly enhanced our core intellectual property base, allowed us to streamline our project logistics and take on projects that other companies have been unequipped to handle.

For instance, in January, we rolled out a new technology solution called Aradyme eHarbor(tm) web portal that has fundamentally changed the way we deliver our solutions and services. Over the past eleven months, we have also introduced several other technologies, including the Aradyme Data Navigator(TM), Data Extractor(TM), Aradyme Harbor Master(TM), Aradyme Port Authority(TM), and others that have enabled us to automate many data management processes, as well as take a more innovative approach to data handling than traditional methods. These technologies and our core database management system are enabling us to greatly minimize the risks of budget and schedule overruns, data corruption, project delays, and completion uncertainties in a market where traditional data migration projects often either fail outright or exceed their allotted budget and implementation schedules.

The technologies and approach to data handling that we are now using to deliver our migration solutions will play an instrumental role in the licensing of our data integration/middleware solutions and expanding our solutions suite.

Customer Successes -- Since December 2004, we have successfully initiated data migration activities on approximately 3,000 independent source systems and have made considerable progress in servicing our existing contracts. In doing so, we have successfully demonstrated our ability to handle migrations of all sizes.

In June 2005, we also achieved an important milestone by successfully completing data migration work on one of our state voter registration contracts (which marks the first contract on which we have completed migration work from beginning to end and subsequently collected all monies due). The response we have received from the key people who have been involved in this project has been extremely favorable, and we believe the validation of both our approach to data migration and the capabilities offered by our core database management system will result in additional opportunities for the Company.

As we have grown, we have had some tremendous successes, but have also experienced our fair share of growing pains. For example, many of the states that we are supporting with data migration work engaged us at nearly the same time, and have modified their deliverable schedule requirements such that there have been times when we have had to reassess our resources and workload. However, many of these challenges have ultimately turned out to be great opportunities in disguise, as they have prompted us to develop new processes, techniques and technologies that have made us stronger and more efficient.

Increasing Our Communication with Our Shareholders -- We have recently implemented a "News Alert" service that enables shareholders to sign up to receive automatic updates about Aradyme. We encourage everyone to sign up for this new service as we will not only be distributing our press releases through this service, but also other information we believe may be of interest to you. To sign up for this service, please visit http://www.aradyme.com or send an e-mail with your name, address and phone number and/or fax number to ir@aradyme.com.

In connection with this effort, two weeks ago we updated all the content and branding on our web site and will continue to update additional areas of the site as the company grows. And, we plan to implement additional communication programs for customers, potential customers and investors in the near future that will be distributed through our "News Alert" service.

Looking Ahead -- Over the course of the next year we will be working on a number of goals, including:

         o Working toward making the final transition to our commerce phase by continuing to deliver solutions and services to capitalize on both short-term and long-term sales opportunities;

         o        Strengthening our balance sheet;

         o Increasing business for, and with, our existing alliances and continuing to form additional alliances;

         o Continuing to develop and market products, solutions and services that set a new standard for data management in the industry;

         o Continuing to refine our processes and methodologies to prepare to take our solutions to additional markets, and thereby deliver on our full vision for our technology; and

         o Continuing to win the trust and loyalty of our shareholders, customers, employees and those with whom we have formed alliances.

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

Although we still have a great deal of work to do to achieve our short- and long-term business objectives, I believe we are headed in the right direction, and I would like to thank all of our employees, customers, strategic allies, shareholders and our community for their exemplary support and commitment. Your support and our balanced approach to financial and operational management are laying the solid foundation needed for Aradyme to realize its full potential. I look forward to sharing updates with you on our future growth and progress.

Sincerely,

/s/ James R. Spencer
--------------------------
James R. Spencer
Chairman of the Board and
Chief Executive Officer
Aradyme Corporation

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         This letter contains statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend" and similar words and expressions. Aradyme intends that the forward-looking statements will be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that describe Aradyme's future strategic plans, goals or objectives are also forward-looking statements.

         Although Aradyme has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause the forward-looking statements not to come true as described in this letter. These forward-looking statements are only predictions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. While Aradyme believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The forward-looking information is based on present circumstances and on Aradyme's predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences from those now assumed or anticipated. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see Aradyme's Annual Report on Form 10-KSB for the year ended September 30, 2004, and other SEC reports.

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